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                                                                    EXHIBIT 99.1

RELEASED FOR:  The Detroit Medical Center               CONTACT:  Ginny Seyferth
               3663 Woodward Ave.                                 (616)776-3511
               Suite 200, 5th Floor
               Detroit, MI 48201

               OmniCare Health Plan of Michigan                   Jim Lee
               1155 Brewery Park Blvd., Suite 200                 (313)393-6723
               Detroit, MI 48207

               United American Healthcare Corporation             Gabe Werba
               1155 Brewery Park Blvd., Suite 200                 (313)961-8899
               Detroit, MI 48207



FOR IMMEDIATE RELEASE



                 DETROIT MEDICAL CENTER, OMNICARE HEALTH PLAN,
             UNITED AMERICAN HEALTHCARE FORM STRATEGIC PARTNERSHIP

         DETROIT, Jan. 6, 2000 - The Detroit Medical Center (DMC), OmniCare Health Plan and United American Healthcare Corporation (NYSE: UAH) today announced the launch of a new strategic partnership designed to strengthen each organization's core businesses and improve the quality of care and services for the organizations' patients and members.

         The announcement was made jointly by Dr. Arthur T. Porter, DMC president and chief executive officer, and Gregory H. Moses, Jr., president and chief executive officer of OmniCare and United American Healthcare, which manages OmniCare.

         "The spirit of this partnership is to foster a closer working relationship between the organizations, to find opportunities to increase all three organizations' efficiency, to share best practices and to provide better patient care and service for members of OmniCare's health plans," said Dr. Porter.

         "This is a win-win situation across the board. OmniCare and United American Healthcare benefit from this relationship, DMC benefits from this relationship, and, most importantly, those covered under the organizations' health plans benefit from this relationship," Moses said.

         The first phase of the partnership will involve the transfer of DMC's 31,000 Medicaid managed care members to OmniCare. The parties expect to complete this by March 1.

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DMC/OMNICARE/UAHC PARTNERSHIP
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         "A high priority for DMC this year has been getting back to the basics
- focusing on what we do best - and that is caring for patients, while developing strong partnerships with other leaders in the industry," stated Dr. Porter.

         "We hope that this is the first of several alliances between DMC and major health insurance carriers in the Detroit area."

         Also as part of the partnership, the Detroit Medical Center's seven hospitals and approximately 3,000 physicians will serve as a preferred provider network for OmniCare. OmniCare's 125,000 plan members will receive preferred customer status with DMC physicians and at all of DMC's seven hospitals. DMC and OmniCare also will develop a joint marketing campaign aimed at increasing OmniCare's membership and DMC's facility utilization rate.

         DMC and OmniCare plan to work together to improve utilization and other medical practices and policies beneficial to the success of both organizations. They will also develop a comprehensive patient/physician/HMO protocol which may serve as a model for the industry.

         "While this partnership outlines some opportunities from the outset, it also provides for an expanded affiliation designed to identify and capitalize on future opportunities for the organizations," Moses said. "Our organizations will look aggressively at ways we can work together with DMC to benefit our members and employer groups. For example, by melding DMC's recognized expertise in preventive medicine and treatment with our experience in benefit plan design, we can better promote quality health care while continuing to achieve cost savings. We believe this effort will greatly benefit southeast Michigan's health care delivery system."

         Key portions of the strategic partnership are subject to state regulatory approval, which Dr. Porter and Moses said their organizations would pursue immediately.

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DMC/OMNICARE/UAHC PARTNERSHIP
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         The largest health care provider in southeast Michigan, the Detroit
Medical Center (DMC) operates seven hospitals, two nursing centers and more than 100 primary care practices throughout southeast Michigan. The system has approximately 3,000 affiliated physicians and serves as the teaching and clinical research site for Wayne State University.

         OmniCare of Michigan was the first HMO in Michigan to become federally qualified, the first health maintenance organization (HMO) in the country to structure itself on what is now called the network model, the first in the country to capitate services by individual private practitioners associating with an HMO, and the first to create and implement a capitated mental health system. Many of its innovations have since been adopted by the industry.

         United American Healthcare Corporation is a full-service health care management company that administers two HMOs under long-term contracts - OmniCare of Michigan and OmniCare of Tennessee, of which it owns 75 percent - and County Care, a program in Wayne County, Michigan.

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